SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENTS

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934 (AS AMENDED)

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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐Soliciting Material under Rule 14a-12

LendingTree, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LENDINGTREE, INC.

_____________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 24, 2002
_____________________________

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of LendingTree, Inc., a Delaware corporation, will be held on Wednesday, April 24, 2002 at 9:30 a.m., local time, at the Ballantyne Conference Center, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277 for the following purposes:

1.	To elect two members to our board of directors.

2.	To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2002.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     We describe the above items in more detail in the attached proxy statement accompanying this notice. Only stockholders who owned our common stock or our 8% convertible preferred stock at the close of business on February 28, 2002 may attend and vote at the meeting or any adjournment thereof. You may view a list of the stockholders entitled to vote at the meeting during the ten days before the meeting at our principal executive offices located at 11115 Rushmore Drive, Charlotte, North Carolina 28277. The board of directors recommends a vote FOR each of the proposals.

     IT IS VERY IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY USING THE ENCLOSED ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

By order of the board of directors.

/s/ Douglas R. Lebda

Douglas R. Lebda Chief Executive Officer

Charlotte, North Carolina
March 15, 2002

LENDINGTREE, INC.
__________________________

PROXY STATEMENT FOR 2002
ANNUAL MEETING OF STOCKHOLDERS
__________________________

GENERAL INFORMATION

Introduction

     Our board of directors is soliciting proxies for use at the 2002 Annual Meeting of Stockholders to be held Wednesday, April 24, 2002 at 9:30 a.m., local time, at the Ballantyne Conference Center, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277, and at any adjournment thereof.

     This proxy statement, the proxy card and our 2001 annual report to stockholders are first being mailed on or about March 15, 2002 to all holders of our common stock and 8% convertible preferred stock entitled to vote at the meeting. Our principal executive offices are located at 11115 Rushmore Drive, Charlotte, North Carolina 28277.

Record Date

     Holders of record of our common stock and our 8% convertible preferred stock at the close of business on February 28, 2002, the record date, are entitled to notice of and to vote at the meeting. On the record date, 19,385,751 shares of our common stock were issued and outstanding and held of record by approximately 5,700 stockholders. In addition, on the record date, 6,885,715 shares of our 8% convertible preferred stock were issued and outstanding and held of record by 17 stockholders.

Revocability of Proxies

     You may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may do this by signing a new proxy card with a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Voting

     Each share of common stock outstanding on the record date is entitled to one vote. Each share of our 8% convertible preferred stock outstanding on the record date is entitled to vote on an “as-converted” basis and accordingly is entitled to approximately 1.078 votes shares of our common stock and 8% convertible preferred stock vote together as a single class on matters presented to our stockholders. Considered in the aggregate, as of the record date, the 19,385,751 shares of common stock represented approximately 72.31% of our total voting power and the 6,885,715 shares of convertible preferred stock represented approximately 27.69 % of our voting power.

Solicitation of Proxies

     LendingTree will pay the cost of this solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or e-mail.

Quorum; Abstentions; Broker Non-Votes

     The presence, in person or by proxy, of the holder of a majority of the votes eligible to be cast by the holders of our common stock and our 8% convertible preferred stock voting together as a single class is necessary to constitute a quorum at the annual meeting of stockholders. Without a quorum, we cannot hold the meeting or transact business. In the election of directors, the two nominees receiving the most affirmative votes of the shares of our common stock and 8% convertible preferred stock present or represented and entitled to vote will be elected as directors. Abstentions and broker non-votes are counted in order to determine whether there is a quorum at the meeting, but do not count for or against the election of any director. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote.

Deadline for Receipt of Stockholder Proposals

     If you want to submit a proposal to our stockholders at next year’s annual meeting and you want the board of directors to consider including your proposal in our proxy statement and form of proxy for that meeting, we must receive your proposal at our principal executive offices no later than November 15, 2002. If you simply wish to have a proposal considered for submission at next year’s annual meeting, in accordance with the advance notice requirement of our bylaws, we must receive your proposal at our executive offices no later than January 25, 2003. If we receive notice of a stockholder proposal after this date, the proposal will be considered untimely and the persons named in the proxy statement and the form of proxy for the 2003 annual meeting of stockholders will have discretionary authority to vote on such proposal without discussion of the matter in the proxy statement and without such proposal appearing as a separate item on the proxy card. However, if next year’s annual meeting is called for a date that is not within 30 days before or after April 24, 2003, we must receive notice of your request no later than the close of business on the 10th day following the date on which notice of the date of the annual meeting is mailed to stockholders or is publicly announced, whichever is earlier.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table provides information about the beneficial ownership of our common stock and our 8% convertible preferred stock as of February 28, 2002. We have listed each person that beneficially owns more than 5% of our outstanding common stock or preferred stock, each of our directors, each of our executive officers identified in the summary compensation table on page 10 and all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

     Common stock percentage ownership is based on 19,385,751 shares of common stock outstanding as of February 28, 2002. Preferred stock percentage ownership is based on 6,885,715 shares of preferred stock outstanding as of February 28, 2002. Voting power is based on the actual votes held by each person on February 28, 2002. Shares of common stock issuable upon the exercise or conversion of options, warrants or shares of preferred stock that are currently exercisable or convertible or exercisable or convertible within 60 days of February 28, 2002 are deemed outstanding for the purpose of computing the common stock percentage ownership of the person holding such options, warrants or shares of preferred stock, but are not deemed outstanding for purposes of computing the common stock percentage ownership of any other person.

     Each share of common stock outstanding on the record date is entitled to one vote on each matter considered at the annual meeting. Each share of our 8% convertible preferred stock is entitled to vote on an “as-converted” basis and accordingly is entitled to approximately 1.078 votes. Shares of our common stock and 8% convertible preferred stock vote together as a class on all matters presented to our shareholders.

	Common				Percentage
	Stock		Preferred Stock		of Total
	Beneficially	Percentage	Beneficially	Percentage of	Voting
Name and Address(1)	Owned	of Class	Owned	Class	Power

Specialty Finance Partners (2)	8,306,844	34.8%	4,000,000	58.1%	28.8%

ULLICO(3)	2,313,885	11.7%	–	–	8.0%

Fidelity National Financial, Inc. (4)	1,582,567	8.2%	–	–	5.5%

Zions Bancorporation (5)	1,546,749	7.4%	1,428,571	20.7%	5.4%

Capital Group International, Inc. (6)	1,222,500	6.3%	–	–	4.2%

Douglas Lebda (7)	1,687,442	8.4%	200,000	2.9%	5.8%

Keith Hall (8)	204,808	1.1%	28,571	*	*

Stephen Campbell (9)	74,618	*	–	–	*

Thomas Reddin (10)	172,655	*	–	–	*

Richard Stiegler (11)	139,450	*	–	–	*

Richard Field (12)	1,084,412	5.4%	200,000	2.9%	3.8%

W. James Tozer, Jr. (13)	1,042,567	5.3%	300,000	4.4%	3.6%

Robert Kennedy (14)	2,313,885	11.7%	–	–	8.0%

Daniel Lieber (15)	–	–	–	–	–

Michael DeVico (16)	1,546,749	7.4%	1,428,571		5.4%

Robert Spass (17)	7,500	*	–	–	*

All executive officers and directors as a group (17 persons)	16,880,976	60.0%	6,157,142	89.4%	58.8%

*	Less than one percent.

(1)	Addresses are provided only for the beneficial owners of 5% or more of our common stock or preferred stock.

(2)	Specialty Finance Partners, an affiliate of Capital Z Partners, is located at 54 Thompson Street, New York, New York. Specialty Finance Partners beneficially owns 8,306,844 shares of common stock, which includes 4,311,738 shares of common stock that were issuable on the record date upon the assumed conversion of our 8% convertible preferred stock and dividends accrued thereon, and 135,000 shares of common stock that are issuable upon exercise of currently exercisable warrants. Specialty Finance Partners has sole voting and dispositive power with respect to such shares. Capital Z Fund II, Capital Z L.P. and Capital Z Ltd. may be deemed to beneficially own 8,416,844 shares of our common stock by virtue of Specialty Finance Partners’ beneficial ownership of shares of common stock and 8% convertible preferred stock, including dividends accrued thereon, on the record date, discussed above. Each of Capital Z Fund II, Capital Z L.P. and Capital Z Ltd. has shared voting and dispositive power with respect to such shares.

(3)	The Union Labor Life Insurance Company, on behalf of its separate account P (ULLICO), is located at 111 Massachusetts Avenue, N.W., 8th Floor, Washington, D.C. ULLICO beneficially owns 2,313,885 shares of common stock, which includes 461,000 shares that are issuable upon exercise of currently exercisable warrants.

(4)	The information concerning beneficial ownership set forth above and in this note is derived from a Schedule 13D filed January 4, 2002. Fidelity National Financial, Inc. has shared voting power and shared dispositive power with regard to such shares by virtue of Chicago Title Insurance Company being a wholly-owned subsidiary of Fidelity National Financial, Inc. Fidelity National Financial, Inc. disclaims beneficial ownership of such shares for all other purposes. Chicago Title Insurance Company is located at 4050 Calle Real, Santa Barbara, California 93110.

(5)	Zions Bancorporation is located at One South Main, Suite 1660 Salt Lake City, Utah. Zions Bancorporation beneficially owns 1,546,749 shares of common stock, which consists of 1,539,906 shares of common stock that were issuable on the record date upon the assumed conversion of our 8% convertible preferred stock, including dividends accrued thereon, and 6,843 shares of common stock that are issuable upon the exercise of stock options that are currently exercisable or exercisable within the next 60 days.

(6)	The information concerning beneficial ownership set forth above and in this note is derived from a Schedule 13G/A filed February 14, 2002. Capital Group International, Inc. has sole voting power with respect to 817,300 shares of our common stock. Capital Group International, Inc. has sole dispositive power with respect to 1,222,500 shares of our common stock. Capital Group International, Inc. is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over such shares. Capital Guardian Trust Company, a bank and a wholly owned subsidiary of Capital Group International, Inc., beneficially owns the same shares as a result of its serving as the investment manager of various institutional accounts. Capital Group International, Inc. is located at 11100 Santa Monica Blvd., Los Angeles, California.

(7)	Mr. Lebda’s business address is 11115 Rushmore Drive, Charlotte, North Carolina. Mr. Lebda beneficially owns 1,687,442 shares of common stock, which includes (a) 215,587 shares that were issuable on the record date upon the assumed conversion of our 8% convertible preferred stock on the record date including dividends accrued thereon, (b) 370,383 shares that are issuable upon the exercise of stock options that are currently exercisable or exercisable within the next 60 days, (c) 589,820 shares held jointly with his spouse, (f) 63,500 shares held by his spouse (e) 88,900 shares held by the Douglas R. Lebda Grantor Retained Annuity Trust and (f) 40,957 shares that are issuable upon the exercise of currently exercisable stock options held by his spouse. Dispositive power over 870,708 of Mr. Lebda’s shares of common stock and 200,000 shares of preferred stock is subject to a pledge arrangement with LendingTree. See “Certain Relationships and Related Party Transactions – Officer Loans.”

(8)	Mr. Hall beneficially owns 204,808 shares of common stock, which includes (a) 30,798 shares that were issuable on the record date upon the assumed conversion of shares of our 8% convertible preferred stock, including dividends accrued thereon, held by Mr. Hall’s IRA account, (b) 82,689 shares that are issuable upon the exercise of stock options that are currently exercisable or exercisable within the next 60 days and (c) an aggregate of 11,255 shares held by his spouse’s IRA account and by uniform gift to minor accounts established for Mr. Hall’s children. Mr. Hall has sole voting and dispositive power with respect to all of such shares, excluding 2,000 shares held by his spouse’s IRA account.

(9)	Mr. Campbell beneficially owns 74,618 shares of common stock, which includes 71,075 shares that are issuable upon the exercise of stock options that are currently exercisable or exercisable within the next 60 days.

(10)	Mr. Reddin beneficially owns 172,655 shares of common stock, which includes 170,374 shares that are issuable upon the exercise of stock options that are currently exercisable or exercisable within the next 60 days.

(11)	Mr. Stiegler beneficially owns 139,424 shares of common stock, which includes 105,049 shares of common stock that are issuable upon the exercise of stock options that are currently exercisable or exercisable within the next 60 days and 7,029 shares of common stock held by the Richard M. Stiegler Grantor Retained Annuity Trust.

(12)	Mr. Field’s address is 49 Locust Avenue, Suite 104, New Canaan, Connecticut. Mr. Field beneficially owns 1,083,412 shares of common stock, which includes (a) 92,394 shares that were issuable on the record date upon the assumed conversion of shares of our 8% convertible preferred stock, including dividends accrued thereon, held by Mr. Field, (b) 123,193 shares that were issuable on the record date upon the assumed conversion of shares of our 8% convertible preferred stock, including dividends accrued thereon, held by Mr. Field’s IRA account, (c) 16,510 shares that are issuable upon the exercise of warrants that are currently exercisable or exercisable within the next 60 days and (d) 396,854 shares that are issuable upon the exercise stock options that are currently exercisable or exercisable within 60 days.

(13)	Mr. Tozer’s address is 65 E. 55th Street, 31st Floor New York, New York 10022. Mr. Tozer beneficially owns 1,042,567 shares of common stock, which includes (a) 215,587 shares that were issuable on the record date upon the assumed conversion of shares of our 8% convertible preferred stock and dividends accrued thereon, held by Mr. Tozer, (b) 53,897 shares that were issuable on the record date upon the assumed conversion of our 8% convertible preferred stock and dividends accrued thereon held by Mr. Tozer’s IRA account, (c) 53,897 shares that were issuable on the record date upon the assumed conversion of shares of our 8% convertible preferred stock and dividends accrued thereon held by the W. James Tozer Family Trust, (d) 4,343 shares that are issuable upon the exercise of stock options that are exercisable or will be exercisable within 60 days and (e) 2,540 shares that are issuable upon the exercise of warrants held by Mr. Tozer’s wife that are currently exercisable or exercisable within the next 60 days.

(14)	Amounts shown reflect shares owned by ULLICO. Mr. Kennedy serves as Director of Special Projects of ULLICO, Inc. Mr. Kennedy disclaims beneficial ownership of all such shares.

(15)	Excludes shares owned by Specialty Finance Partners and its affiliates, with which Mr. Lieber is affiliated.

(16)	Amounts shown include 1,546,749 shares of common stock that were issuable on the record date upon the assumed conversion of shares of our 8% convertible preferred stock, including dividends accrued thereon, owned by Zions Bancorporation. Mr. DeVico is an Executive Vice President for Zions Bancorporation.

(17)	Excludes shares owned by Specialty Finance Partners and its affiliates, with which Mr. Spass is affiliated

ELECTION OF DIRECTORS

Directors

     Our board of directors currently has seven members who are divided into three classes serving staggered terms of three years. Currently, there are two Class I directors, two Class II directors and three Class III directors. Class II directors are to be elected at the 2002 annual meeting. Class III and I directors will be elected at our 2003 and 2004 annual meetings of stockholders, respectively.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two nominees for election as Class II directors named below, both of whom are currently directors. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who shall be designated by the board of directors to fill the vacancy. At this time we believe that the nominees will be able to serve as directors and will not decline to do so.

Nominees for Class II Directors

     Two Class II directors are to be elected at the meeting for a three-year term. The board of directors has nominated Robert Kennedy and Daniel Lieber for re-election as Class II directors. Unless otherwise instructed, the persons named in the enclosed proxy intend to vote proxies received by them for the re-election of Messrs. Kennedy and Lieber. Each elected director’s term of office will continue until our 2005 annual meeting or until the director’s successor has been elected and qualified.

Information Concerning the Nominees and Incumbent Directors

     The following sets forth certain information regarding the two nominees for election:

Nominees for Class II Directors for a Term Expiring in 2005

     Robert Kennedy (66) has been a director since December 1998. Mr. Kennedy has been the Director of Special Projects of ULLICO, Inc. since 1994. Mr. Kennedy is currently a director of SuperShuttle International, Inc. and Perini Corporation and a member of the Advisory Board of Euclid Funds.

     Daniel Lieber (39) has been a director since September 1999. Mr. Lieber is a partner at Equifin Capital Management, an investment firm affiliated with Capital Z Partners, where he has worked since October 1998. Prior to joining Equifin, Mr. Lieber was a Senior Vice President at AT&T Capital. From 1995 to 1997, Mr. Lieber was a Senior Vice President with GE Capital Services, RFS Ventures Group. Between 1993 and 1995, he was employed as a Vice President in the Management Consulting Group at Bankers Trust.

     THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” BOTH OF THE NOMINEES LISTED ABOVE FOR ELECTION AS CLASS II DIRECTORS

     The following sets forth certain information regarding the incumbent members of our board of directors:

Incumbent Class III Directors

     Douglas Lebda (32) founded LendingTree in June 1996. He has served as Chief Executive Officer and director since September 1998. Prior to that time, Mr. Lebda served as Chairman of the Board and President. Before founding LendingTree, Mr. Lebda was with Price Waterhouse in various capacities beginning in 1992. Mr. Lebda also serves on the Boards of the Bucknell University Alumni Association and the Charlotte Chamber of Commerce.

     Robert A. Spass (46) has been a director since April 2001. He has been Deputy Chairman of the Board and Director of Capital Z Management, L.L.C. and affiliated companies from 1998 to the present. Mr. Spass has also been a Partner of Capital Z Partners since 1998 and Managing Partner of Insurance Partners Advisors I, L.P., since 1994. Prior to joining Insurance Partners Advisors I, L.P., Mr. Spass was President and Chief Executive Officer of International Insurance Advisors, Inc. from 1990 to 1994. Mr. Spass is a director of Superior National Insurance Group, Inc. and certain subsidiaries, Ceres Group, Inc., Universal American Financial Corporation, USI Insurance Services Corp., Highlands Insurance Group, Inc., and Aames Financial, Corp.

     Michael DeVico (41) has been a director since July 2001. He has been Executive Vice President of Zions Bancorporation since June 2001. Mr. DeVico was Chief Executive Officer of Xpede, a technology company supporting the financial services industry, from January 2000 to April 2001. Mr. DeVico was associated with Bank of America Corporation from 1995 to January 2000, where his positions included serving as Executive Vice President for the Integrated eCommerce Strategy and Business Solutions Group from March 1999 to January 2000, Executive Vice President, Interactive Banking Division from October 1997 to February 1999, and chief executive officer of the Midwest Retail Division from August 1995 to October 1997. Prior to joining Bank of America Corporation, Mr. DeVico held positions in operations and information systems management at Bankers Trust Company and Chase Manhattan Bank. Mr. DeVico is serving as a director at the request of Zions Bancorporation. In connection with the closing of our 8% convertible preferred stock financing transaction in March 2001, we increased by one the size of our board of directors and added a nominee designated by Zions Bancorporation. The nominee originally designated by Zions Bancorporation resigned in July 2001 and Mr. DeVico was appointed to fill the resulting vacancy.

Incumbent Class I Directors

     Richard Field (61) has been a director since August 1997. Mr. Field has been a private investor since May 1997. From 1978 until 1997, Mr. Field worked at The Bank of New York in various capacities, most recently as Senior Executive Vice President of Retail Banking and a member of its Policy Committee. Prior to 1978, Mr. Field served in various marketing capacities at Chase Manhattan Corporation and Citicorp. Mr. Field is also a former member of the Executive Committee of MasterCard International’s board of directors and the former Chairman of MasterCard’s U.S. board of directors.

     W. James Tozer, Jr. (60) has been a director since August 1997. Since 1990, Mr. Tozer has been the Managing Director of Vectra Management Group, a real estate firm. He is a former Senior Vice President of Citibank and a member of its Policy Committee, Senior Executive Vice President of Shearson Hayden Stone, Senior Executive Vice President of Marine Midland Bank and President of Prudential-Bache Securities. Until its sale in January 2001, he was Chairman of the Executive Committee of Draper Bank and Trust and was a co-founder of Vectra Bank of Colorado.

     Board Meetings and Committees

     The board of directors held a total of 15 meetings during 2001 and no current director attended fewer than 75% of the aggregate number of the meetings of the board of directors and of all the committees on which he served held during the period in which he served as a director. The board of directors has an audit committee and a compensation committee. The board of directors does not have a nominating committee or any other committee performing such a function.

     The audit committee, which currently consists of Messrs. Kennedy (Chairman), Field and Lieber, provides assistance to our board of directors in fulfilling its legal and fiduciary obligations with respect to matters involving our accounting, auditing, financial reporting and internal controls and legal compliance functions. The audit committee met nine times during 2001.

     The compensation committee, which currently consists of Messrs. Spass (Chairman) and DeVico, is responsible for determining salaries, incentives and other forms of compensation for our directors, officers and other employees and administering various incentive compensation and benefit plans. The compensation committee met seven times during 2001.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

     The table below sets forth certain compensation information for the last three fiscal years for our Chief Executive Officer and our four next most highly compensated executive officers (collectively, the Named Executive Officers).

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term Compensation

							Number of
							Securities
					Other	Restricted	Underlying
					Annual	Stock	Option/
Name and		Salary	Bonus		Compensation (1)	Awards	SARs
Principal Position	Year	$	$		$	$	#

Douglas Lebda	2001	271,000	432,000	(2),(3)	—	—	200,000

Chief Executive Officer	2000	258,000	135,000		228,383 (4)	—	418,749

	1999	154,000	100,000		—	—	190,500

Thomas Reddin	2001	256,000	(2)		—	—	45,000

President and	2000	218,000	141,000		—	—	65,000

Chief Operating Officer (5)	1999	11,000	65,000		—	—	28,749

Keith Hall	2001	226,000	(2)		—	—	40,000

Senior Vice President,	2000	179,000	161,000		32,693 (6)	—	73,100

Chief Financial Officer and Treasurer (7)	1999	79,000	62,500		—	—	114,300

Stephen Campbell	2001	208,000	(2)		—	—	35,000

Chief Information Officer (8)	2000	186,000	117,000		—	—	113,574

	1999	17,000	25,000		—	—	28,575

Richard Stiegler	2001	206,000	(2)		—	—	40,000

Chief Technology Officer	2000	191,000	100,000		—	—	88,099

	1999	120,000	122,000		—	—	—

(1)	No information is discussed for any fiscal year in which a Named Executive Officer did not receive perquisites in excess of the lesser of $50,000 or 10% of is annual salary and bonus for such year.

(2)	The amount of bonuses payable to the Named Executive Officer for 2001 had not been determined as of the date of this proxy statement.

(3)	On September 28, 2001, Mr. Lebda was awarded a bonus of $432,000 consisting of 35,405 shares of common stock (valued at $136,630 based upon the average market price of our common stock, $3.859 per share, for the five trading day period ending September 28, 2001) and cash of $295,370 (to be paid in installments of $79,370 on September 28, 2001 and $108,000 on both April 15, 2002 and May 30, 2002.

(4)	Consists of an income tax gross-up paid to Mr. Lebda in connection with his exercise of non-qualified stock options to purchase 168,134 shares of our common stock. Excludes the amount realized by Mr. Lebda upon the exercise of such stock options.

(5)	Mr. Reddin joined LendingTree in December 1999.

(6)	Consists of an income tax gross-up paid to Mr. Hall in connection with his exercise of a non-qualified stock option to purchase 12,260 shares of our common stock. Excludes the amount realized by Mr. Hall upon the exercise of such stock option.

(7)	Mr. Hall joined LendingTree in June 1999.

(8)	Mr. Campbell joined LendingTree in November 1999.

Option Grants in Last Fiscal Year

     The table below summarizes the stock options granted during fiscal 2001 to each Named Executive Officer and the potential realizable value of each grant of options assuming annualized appreciation in our common stock at the rate of 5% and 10% over the term of the option.

	Number of		Percent of Total
	Securities		Option/SARs			Potential Realizable Value at Assumed Annual
	Underlying		Granted to	Exercise or		Rates of Stock Price Appreciation for Option Term
	Option/SARs		Employees in	Base Price	Expiration
Name	Granted # (1)		Fiscal year	$/sh	Date	5%	10%

Douglas Lebda	200,000	(2)	25.3%	$3.44	4/2/2011	432,302	1,095,539

Thomas Reddin	45,000	(3)	5.7%	$3.44	4/2/2011	97,268	246,496

Keith Hall	40,000	(4)	5.1%	$3.44	4/2/2011	86,460	219,108

Stephen Campbell	35,000	(5)	4.4%	$3.44	4/2/2011	75,653	191,719

Richard Stiegler	40,000	(6)	5.1%	$3.44	4/2/2011	86,460	219,108

(1)	Each option vests in four equal annual installments beginning on the first anniversary of the date of grant.

(2)	29,095 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(3)	22,500 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(4)	10,000 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(5)	8,750 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(6)	10,000 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The table below sets forth information related to the exercises of stock options during 2001 by each Named Executive Officer and the fiscal year-end number and value of unexercised stock options:

			Number of Shares Underlying		Value of Unexercised In-the-
			Unexercised Options		Money Options
	Shares		At Fiscal Year-End (#)		At Fiscal Year-End($)
	Acquired On	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Douglas Lebda	—	—	280,695	534,311	$477,101	$865,200

Thomas Reddin	—	—	159,124	236,625	$106,096	$317,996

Keith Hall	—	—	63,164	151,975	$74,731	$136,836

Stephen Campbell	—	—	42,681	134,468	$32,697	$173,397

Richard Stiegler	—	—	85,524	106,075	$239,092	$214,958

Employment Agreements and Change of Control Arrangements

     Douglas Lebda. We have an employment agreement with Douglas Lebda with a term that began on September 2, 1999 and ends on September 2, 2003, unless earlier terminated as provided under the agreement. In addition to providing for salary and benefits, Mr. Lebda’s agreement provides for his participation in our bonus programs and for the grant of an initial option to purchase 190,500 shares of our common stock. This grant will be referred to later as the “initial option.” In the event Mr. Lebda’s employment is terminated by us either without cause or for bad performance, or if Mr. Lebda terminates his employment for good reason, Mr. Lebda is entitled to receive as severance pay a continuation of his then-current base salary until the first anniversary of the effective date of termination, subject to reduction to the extent he receives any compensation from any subsequent employment during the one-year severance period.

     In the event Mr. Lebda’s employment is terminated as a result of any merger, acquisition, share exchange or other business combination, Mr. Lebda is entitled to receive a lump sum payment in an amount equal to 12 months of his then current base salary.

     With respect to his stock options, in the event that Mr. Lebda’s employment is terminated:

•	by us without cause,

•	by Mr. Lebda for good reason, or

•	as a result of a merger, acquisition, share exchange or other business combination,

     All 815,006 of Mr. Lebda’s stock options will continue to vest in accordance with their vesting schedules in effect prior to termination and he will have a right to exercise the options for a period of 30 days following the final vesting date. In the event Mr. Lebda’s employment is terminated for bad performance, the 190,500 stock options granted to Mr. Lebda prior to the effective date of his employment agreement will vest in accordance with the schedule set forth in the agreement evidencing the initial option and he will have a right to exercise the options for a period of 30 days following the final vesting date. Mr. Lebda will be subject to a non-compete and non-solicitation covenant for one year following termination of his employment and will be required to give a general release to us in order to receive severance payments.

     Thomas Reddin. We have an employment agreement with Thomas Reddin with a term that began on December 10, 1999. In addition to providing for salary, benefits and a fixed bonus for his first year of employment, Mr. Reddin’s agreement provides for the payment of an annual discretionary bonus of up to 65% of his salary following the first anniversary of his employment with us. In the event Mr. Reddin’s employment is terminated by us other than for cause, he is entitled to receive his then-current salary for one year, provided, that if he becomes employed elsewhere during that period, our obligation to continue salary payments will be reduced on a dollar-for-dollar basis by salary and bonus received from the subsequent employer. In addition, Mr. Reddin would be entitled to additional vesting of a pro-rata portion of the option tranche that would have vested on the next following anniversary of his employment, had he remained employed on that date. Any exercisable options held by Mr. Reddin at the time of such termination without cause will remain exercisable for 90 days thereafter. Mr. Reddin is subject to non-competition and non-solicitation covenants during his employment with LendingTree and he will be subject to such covenants during the one-year period following termination of his employment.

     Change of Control Arrangements. We have entered into employment continuity agreements with each of our Named Executive Officers that provide for their continued employment with LendingTree for one year following certain change of control events. If any such executive’s employment is terminated within one year of a change of control event for reason other than death, disability or cause, or if any such executive resigns because of a constructive termination, he will be entitled to a lump sum payment equal to the sum of (1) his unpaid annual base salary and any accrued time off through the termination date, (2) his target annual bonus for the performance period in which the termination occurs, prorated for the number of days he actually worked during the performance period, (3) any amounts previously deferred by such executive under any non-qualified deferred compensation plan (together with earnings accrued thereon) and (4) an amount equal to two times the sum of the executive’s then-current base salary and bonus for the 12-month period before the termination date, reduced, in the case of Messrs. Lebda and Reddin, by the amount of any severance benefit payable to such executive under the terms of his employment agreement with us. In addition, each such executive’s stock options would become immediately vested, any restricted stock, phantom stock unit, stock bonus or other stock award would become immediately vested and he and his family would continue to receive family welfare benefits for the remainder of the year.

Director Compensation

     Members of our board of directors are not paid director fees for their attendance at meetings of the board or any of its committees. All of our non-employee directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at board of directors or committee meetings. Under our 2001 Stock Incentive Plan, each non-employee director who is a beneficial owner of (or represents an organization that is a beneficial owner of) less than 5% of our combined voting power, upon his or her initial election to the board, is granted a non-qualified stock option to purchase a number of shares of common stock calculated by dividing $66,000 by one-third of the average closing price of the common stock for five trading days immediately preceding the grant date. Additionally, immediately following each annual meeting of the company’s stockholders, each such non-employee director then serving is granted a non-qualified stock option to purchase a number of shares of our common stock, calculated by dividing $22,000 by one-third of the average closing price of our common stock for five trading days immediately preceding the grant date. In lieu of the annual option grants, directors may elect to receive an equivalent number of shares of restricted stock.

     Our directors are eligible to participate in a deferred compensation program whereby a director may defer the income from any director’s fees that may be paid and from the exercise of stock options. Under that program, in the event of a change in control, we will be required to fund a so-called “rabbi trust” sufficient to pay the deferred compensation.

Compensation Committee Interlocks and Insider Participation

     The compensation committee of the board of directors currently consists of Mr. Spass and Mr. DeVico. Adam Mizel and James Carthaus both served as members of the compensation committee until their resignation from the board of directors in April 2001 and May 2001, respectively. Mr. Spass and Mr. Mizel are both affiliated with Capital Z Partners and Specialty Finance Partners. Mr. DeVico is Executive Vice President of Zions Bancorporation. See “Certain Relationships and Related Party Transactions.” None of Messers. Spass, DeVico, Mizel or Carthaus has ever been an officer or employee of LendingTree. No interlocking relationship exists between any member of our board of directors or our compensation committee and any members of the board of directors or compensation committee of any other company, and no such interlocking relationship has existed in the past.

Executive Officers And Key Employees

     Certain information regarding our executive officers is set forth below:

     Douglas Lebda (32) has served as Chief Executive Officer and a director since September 1998. Additional information about Mr. Lebda can be found above under “Election of Directors”.

     Thomas Reddin (41) is President and Chief Operating Officer. From 1995 to 1999, he was Vice President, Consumer Marketing for Coca-Cola USA. Mr. Reddin was responsible for leading the strategy and all marketing activities for the Coca-Cola brand, the non-carbonated brand portfolio and the consumer occasions marketing department. Prior to joining The Coca-Cola Company, Mr. Reddin spent 13 years with Kraft General Foods in various brand management capacities. Mr. Reddin joined LendingTree in December 1999.

     Keith Hall (48) is Senior Vice President, Chief Financial Officer and Treasurer. From 1997 until 1999, Mr. Hall was the Chief Financial Officer of Broadway & Seymour, Inc., a software product and services firm. From 1996 until 1997, Mr. Hall was Vice President and Chief Financial Officer of Loctite Corporation, a specialty chemical producer and marketing company. During 1995, Mr. Hall was the Chief Financial Officer of Legent Corporation, a software and services company. Between 1983 and 1995 Mr. Hall worked in various financial positions at United Technologies Corporation, including Chief Financial Officer at Carrier North America. Mr. Hall has been with LendingTree since June 1999.

     Stephen Campbell (37) is Senior Vice President and Chief Information Officer. From 1987 until November 1999, Mr. Campbell worked in various capacities with American Management Systems Inc., an international business and information technology consulting company, most recently as the director of Software Development for the Consumer Financial Services Group. Mr. Campbell has been with LendingTree since November 1999.

     Richard Stiegler (45) is Senior Vice President and Chief Technology Officer. From 1993 until 1997, Mr. Stiegler served as vice president of Advanced Technology at Greenwich Capital Markets. From 1987 until 1993, Mr. Stiegler was a Vice President at Morgan Stanley. Mr. Stiegler has been with LendingTree since November 1997.

     David Anderson (36) is Senior Vice President of New Business Development. From June 1998 until March 1999, Mr. Anderson worked in various capacities at American Management Systems, Inc., an international business and information technology consulting company, most recently as a senior principal. Mr. Anderson has been with LendingTree since March 1999.

     Lori Collins (41) is Senior Vice-President – Account Management and Product Management. Prior to joining LendingTree in February 2000, Ms. Collins was a Senior Vice President at Bank of America from 1996 to 2000, a Vice President at Fidelity Investments from 1991 to 1996 and a Director of Marketing for American Express Company from to 1986 to 1991.

     Eric Cunliffe (56) is Senior Vice President, General Manager of Realty Services, overseeing our real-estate operations and network. From 1996 to 2000, Mr. Cunliffe was Executive Vice President and, subsequently, President and Chief Operating Officer of HomeSpace, Inc. Mr. Cunliffe was Vice President of Norwest Mortgage, Inc. from 1994 to 1996. Prior to 1994, Mr. Cunliffe spent 18 years in various roles at US Mortgage (PHH/Cendant), including as Executive Vice President.

     Robert J. Flemma, Jr. (41) is Senior Vice President and General Counsel. From 1998 to 1999, Mr. Flemma was a private investor. From 1986 to 1997, Mr. Flemma was an attorney at Whyte Hirschboeck Dudek S.C., where he was a partner and the administrative head of the firm’s consumer finance law team. Mr. Flemma joined LendingTree in October 1999.

     Kimberly Gorsuch-Bradbury (41) is Senior Vice President of Corporate Strategy and Development. Prior to joining LendingTree, Ms. Gorsuch-Bradbury worked at IBM Corporation from 1981 to 1999. In her most recent role, she led IBM’s e-finance strategy consulting team as the Executive Consultant. Ms. Gorsuch-Bradbury joined LendingTree in November 1999.

     Robert Harris (41) is Senior Vice President of Marketing. Prior to joining LendingTree in June 2000, Mr. Harris was a managing director of consumer marketing at The Coca-Cola Company from March 1997 to June 2000. Prior to joining The Coca-Cola Company, Mr. Harris was employed by McCormick & Company from August 1986 to March 1997, where he was responsible for leading marketing and sales initiatives within the U.S. Consumer Products Group.

Shareholder Return Performance Graph

     Presented below is a line graph comparing the percentage change in the cumulative total shareholder return on LendingTree’s common stock against the cumulative total return of the NASDAQ Stock Market Index and the Chase H&Q Internet Index for the period commencing February 16, 2000 (the date trading began in our common stock) and ending December 31, 2001.

     This graph assumes that $100 was invested in our common stock; in the NASDAQ Stock Market Index and the Dow Jones Internet Commerce Index and that all dividends were reinvested. February 2000

	Feb-00	Dec-00	Dec-01

LendingTree	$100	$17.19	$49.17
NASDAQ	$100	$55.88	$44.12
H&Q Internet Index	$100	$36.93	$22.69

Certain Relationships And Related Party Transactions

Financing Transactions

     8% Convertible Preferred Stock Transaction. In March 2001, we sold a total of 3,900,001 shares of our 8% convertible preferred stock for $13.7 million, or $3.50 per share, to Zions Bancorporation (1,428,571 shares), Specialty Finance Partners (1,142,857 shares), Douglas Lebda (200,000 shares), Richard Field (200,000 shares), W. James Tozer, Jr. (200,000 shares), and a group of eleven accredited investors (728,573 shares). In April 2001, we also sold to Keith Hall and Mr. Tozer an additional 28,571 and 100,000 shares, respectively, for total consideration of $450,000 or $3.50 per share, plus accrued but unpaid dividends to the closing date. Mr. Lebda is a director and executive officer of LendingTree. Messers. Field and Tozer are directors and Mr. Hall is an executive officer of LendingTree. Mr. DeVico is a director of LendingTree and Executive Vice President of Zions Bancorporation. Mr. Lieber and Mr. Spass are directors of LendingTree and are affiliated with Specialty Finance Partners.

     In connection with the sale of our 8% convertible preferred stock for cash in March 2001, Specialty Finance Partners converted its $10 million equity rights certificate (acquired by Capital Z Partners (an affiliate of Specialty Finance Partners) from us in September 2000) into 2,857,143 shares of our 8% convertible preferred stock. In total, Specialty Finance Partners acquired 4,000,000 shares of 8% convertible preferred stock in March 2001, of which 1,142,857 shares were purchased for cash and 2,857,143 shares were issued upon exercise of the equity rights certificate. As a part of the equity rights transaction, Capital Z also received a commitment fee warrant to purchase 135,000 shares of our common stock. The exercise price of the warrant was calculated and set concurrent with the March 2001 sale of the 8% convertible preferred stock at $3.762 per share. The warrant is exercisable at any time on until September 29, 2005.

     ULLICO Revolving Line of Credit. In March 2001, we had entered into a two-year, $5 million revolving line of credit agreement with the Union Labor Life Insurance Company, on behalf of its separate account P, (“ULLICO”), and issued ULLICO a commitment fee warrant to purchase 40,000 shares of common stock at an exercise price of $.01 per share. Concurrent with the closing of a credit facility with GE Capital Commercial Services, Inc. in July 2001, we terminated this agreement and issued ULLICO a termination warrant to purchase 40,000 shares of common stock at an exercise price of $.01 per share. Both warrants expire in March 2006. No amounts were ever borrowed under this facility. Mr. Kennedy is a director of LendingTree and is Director of Special Projects of ULLICO, Inc.

     Officer Loans. In March 2001, in connection with the sale of our 8% convertible preferred stock, we entered into a promissory note and pledge agreement with Douglas Lebda, our Chief Executive Officer, to provide him with a $700,000 loan to acquire 200,000 shares of 8% convertible preferred stock. This note and pledge agreement also amended and restated other notes and pledge agreements then in effect with respect to $1.7 million in loans to Mr. Lebda for option exercises. In August 2001, we entered into a subsequent amended and restated note and pledge agreement with Mr. Lebda relating to all the outstanding loans and interest accrued thereon totaling approximately $2.5 million. This amended and restated note bears interest at a fixed rate of 8% per annum on the unpaid balance of the loan. Principal payments on the loan are due on June 30, 2002, 2003, 2004, 2005 and 2006. Interest is payable along with the principal payments annually except that payment of $55,000 of interest accruing through June 30, 2002 will be deferred until June 30, 2003. The amended and restated note is not prepayable. $2.7 million is currently outstanding under the note.

     Under the current pledge agreement, Mr. Lebda has granted us a security interest in 870,708 shares of our common stock and 200,000 shares of our preferred stock that he owns. This pledge agreement provides that if the value of the collateral divided by the outstanding principal and interest on the note falls below a ratio of 2.8 to 1, Mr. Lebda is precluded from selling or transferring these securities without our prior written consent. The pledge agreement also specifies that so long as Mr. Lebda is employed by us, our sole recourse for satisfaction of the principal obligations under this note will be our rights to the collateral. However, interest obligations accruing under the note are full recourse.

Relationships Among the Company, Directors and Stockholders

     Robert Kennedy, a member of our board of directors, is the Director of Special Projects of ULLICO, Inc.

     Daniel Lieber, a member of our board of directors, is a partner of Equifin Capital Management, an entity affiliated with Capital Z Partners and Specialty Finance Partners.

     Robert Spass, a member of our board of directors, is a partner of Capital Z Partners, which is affiliated with Specialty Finance Partners.

     Michael DeVico, who was elected to our board of directors in July 2001, is an Executive Vice President of Zions Bancorporation.

Compensation Committee Report

     The following is the report of the compensation committee of our board of directors with respect to the compensation paid to our executive officers during 2001.

     Compensation Philosophy. Our philosophy in setting our compensation policies for executive officers is to maximize stockholder value over time. The primary goal of the executive compensation program is therefore to closely align the interests of the executive officers with those of our stockholders. To achieve this goal, we attempt to (i) offer compensation opportunities that attract and retain executives whose abilities are critical to our long-term success, motivate individuals to perform at their highest level and reward outstanding achievement, (ii) maintain a significant portion of the executive’s total compensation at risk, tied to achievement of financial, organizational and management performance goals and (iii) encourage executives to manage from the perspective of owners with an equity stake in LendingTree.

     Executive Compensation. The compensation program for our executive officers consists of three basic components: (i) base salary, (ii) annual cash incentive awards and (iii) long-term stock incentive awards.

          Base Salary. Except to the extent otherwise provided for under an employment agreement, the compensation committee annually reviews and establishes the level of base salaries for our executive officers based upon competitive compensation data for similarly situated companies in the e-commerce, technology and financial services industries, as well as the executive’s job responsibilities, level of experience, individual performance and contribution to our business. In order to evaluate LendingTree’s competitive position in the internet industry, the compensation committee reviewed and analyzed the compensation packages, including base salary levels, offered by other companies in both the e-commerce industry and other industries (such companies include some, but not all, of the companies included in the H&Q Internet Index in the performance graph on page 17 above). The competitive information was obtained from surveys prepared by a national consulting company and publications. In making base salary decisions, the compensation committee exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor.

          Annual Cash Incentive Awards. The compensation committee awards annual cash incentive compensation pursuant to the LendingTree, Inc. Management Incentive Plan (the MIP). Under the MIP, the compensation committee establishes an award formula for a year for each executive officer based on the achievement of various financial performance factors or other specific goals. The actual award formula for a year may vary among the executive officers. The target award is established as either a dollar amount or a percentage of base salary, although no award may exceed 150% of an executive officer’s base salary. Actual performance at 100% of the target performance goal will generally result in an annual incentive award equal to the target amount, with actual performance between 80% and 100% of the target performance goal producing a lower award and actual performance between 100% and 150% of the target performance goal producing a larger award. Generally, no amount will be payable under the MIP if actual performance is less than 80% of the target performance goal. The Compensation Committee had not determined the amount of awards payable under the MIP for 2001 as of the date of this proxy statement.

          Long-Term Stock Option Incentives. LendingTree provides its executive officers with long-term incentive compensation through grants of stock-based awards, especially stock options, under our 1997, 1998, 1999 and 2001 Stock Incentive Plans. The compensation committee believes that stock options provide executive officers with the opportunity to purchase and maintain an equity interest in LendingTree and to share in the appreciation of the value of our common stock, thereby motivating our executive officers to maximize long-term stockholder value. The options also utilize vesting periods that encourage our executive officers to continue in the employ of LendingTree. All options granted to executive officers in 2001 were granted at an exercise price that was equal to the fair market value of our common stock on the date of grant. The compensation committee considers the grant of each option subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of long-term strategic performance goals, as well as the nature and amount of any long-term incentives that have previously been granted to an executive officer. The compensation committee also considers data gathered on competitive practices at other companies as described in the “Base Salary” section above.

     Compensation for the Chief Executive Officer. Effective September 2, 1999, LendingTree entered an employment agreement with Douglas Lebda, our Chief Executive Officer. See “Employment Agreements and Change of Control Arrangements.” The compensation committee and the board of directors approved Mr. Lebda’s employment agreement after a detailed review of competitive compensation data for chief executive officers in similarly situated companies in the internet-based, services-provider industry (including some, but not all, of the companies included in the H&Q Internet Index in the performance graph on page 17 above) and after extensive discussion of Mr. Lebda’s qualifications. In February 2000 in connection with our initial public offering, the compensation committee determined to increase Mr. Lebda’s annual rate of base salary based on the committee’s analysis of a national consulting company compensation study in order to provide Mr. Lebda with a market base salary level as compared with competitor businesses. Pursuant to the employment agreement and the Management Incentive Plan, the compensation committee will calculate and award Mr. Lebda an annual cash incentive for 2001 based on the attainment of the financial performance goals approved for purposes of that award. In particular, the compensation committee will consider actual revenue and losses for the year in comparison to budget. In September 2001, the compensation committee approved an award of $432,000 to Mr. Lebda consisting of 35,405 shares of common stock (valued at $136,630 based upon the average market price of our common stock, $3.859 per share, for the five trading day period ending September 28, 2001) and cash of $295,370 to be paid in installments of $79,370 on September 28, 2001and $108,000 on both April 15, 2002 and May 30, 2002. In deciding to make this award, the compensation committee considered Mr. Lebda’s performance and services as founder and chief executive officer in leading the Company to the attainment of key goals under the Company’s long range plan, including the Company successfully completing a financing round in 2001, positioning the company for achieving break-even operating performance ahead of schedule, and achieving revenue in excess of internal budgets and expectations.

     As described in detail above (see Certain Relationships And Related Party Transactions) LendingTree loaned Mr. Lebda a total of $700,000 during 2001 in connection with his purchase of 200,000 shares of our 8% convertible preferred stock.

     Section 162(m). The compensation committee has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to LendingTree’s executive officers. Section 162(m) generally disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the named executive officers, unless compensation is performance-based. LendingTree has adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m).

Robert Spass, Chairman	Michael DeVico

Audit Committee Report

     The audit committee’s purpose is to provide assistance to the board of directors in fulfilling its legal and fiduciary obligations with respect to matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. A full description of the audit committee’s roles and responsibilities is contained in the Audit Committee Charter, a copy of which was attached to our proxy statement for our 2001 annual meeting of stockholders.

     During 2001, the audit committee was composed of Messrs. Kennedy, Field and Lieber, each of whom is “independent” under Rule 4200(a)(14) of NASDAQ’s listing standards. The audit committee met nine times during 2001.

     During the past year, among the other duties and activities that it performed, the audit committee of the board of directors has:

•	Reviewed and discussed our audited 2001 financial statements with management and representatives of PricewaterhouseCoopers LLP, our independent public accountants;

•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 and

•	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with PricewaterhouseCoopers LLP its independence.

     In reliance on the review, discussions and disclosures referred to above, the audit committee recommended to the board of directors that our audited financial statements for 2001 be included in our Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Robert Kennedy, Chairman Richard Field Daniel Lieber

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires our executive officers, directors and certain persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such executive officers, directors and greater than ten percent stockholders are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us and written representations from the reporting persons, we believe that during 2001 all such forms were filed on a timely basis, except as described below. In a Form 5 for the fiscal year ending December 31, 2001, Daniel Lieber reported one transaction in the Company’s 8% convertible preferred stock that had not previously been reported on a timely basis. In connection with their elections to our board of directors in 2001, Michael DeVico and Robert Spass did not file their Forms 3 on a timely basis. During 2001, David Anderson reported two transactions, Richard Field reported one transaction and Kimberly Gorsuch-Bradbury reported one transaction in Forms 4 that were not filed on a timely basis. Dale Gibbons, who served as a director from April 2001 until July 2001, did not file a Form 3.

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP as independent accountants to examine our financial statements for the fiscal year ending December 31, 2002. This selection is being presented to our stockholders for ratification at the annual meeting. PricewaterhouseCoopers LLP, independent public accountants, audited our financial statements for 2001 and for each fiscal year since 1997. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of stockholders with an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

     The audit committee has considered whether the provision of services by PricewaterhouseCoopers LLP other than the audit of our financial statements for 2001 and the review of our quarterly financial statements for 2001 is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

     Audit Fees. PricewaterhouseCoopers LLP billed us $198,000 for professional services rendered for the audit of our annual financial statements for 2001 and reviews of the financial statements included in our quarterly reports on Form 10-Q filed during 2001.

     Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers LLP rendered no professional services to us for the design and implementation of financial information systems during 2001.

     All Other Fees. PricewaterhouseCoopers LLP billed us $151,360 for all professional services rendered during 2001 other than audits, reviews and financial information systems design and implementation, generally including services related to our offering of our 8% series A preferred stock, tax services and benefit plan matters.

     The Board of Directors recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as independent accountants to examine our financial statements for the year ending December 31, 2002, and proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise. If our stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent accountants will be reconsidered by our Board of Directors.

OTHER MATTERS

     We know of no other matters to be submitted or considered at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our board of directors may recommend.

LENDINGTREE, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE TO:

LENDINGTREE, INC.
C/O FIRST UNION NATIONAL BANK
PROXY TABULATION
P.O. BOX 217950
CHARLOTTE, NC 28254-3555

FOLD AND DETACH HERE

LENDINGTREE, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 24, 2002

     The undersigned hereby appoints DOUGLAS R. LEBDA and KEITH B. HALL, and each or either of them proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the common stock and series A 8% convertible preferred stock of the undersigned in LendingTree, Inc. at the Annual Meeting of Stockholders to be held April 24, 2002, and at any adjournment thereof.

     This proxy will be voted FOR the election of all nominees as directors and FOR Item 2 unless otherwise specified. The Board of Directors recommends voting FOR each item.

1.	ELECTION OF DIRECTORS: Nominees are Robert Kennedy and Daniel Lieber

☐	FOR all listed nominees (except do not vote for the nominee(s) whose names I have written below)	☐	WITHHOLD AUTHORITY to vote for the listed nominees
	____________________________________		________________________________

2.	RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continued and to be signed on the reverse)

LENDINGTREE, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE TO:

LENDINGTREE, INC.
C/O FIRST UNION NATIONAL BANK
PROXY TABULATION
P.O. BOX 217950
CHARLOTTE, NC 28254-3555

FOLD AND DETACH HERE

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     Receipt of the notice of annual meeting and accompanying proxy statement is hereby acknowledged. This proxy will be voted as specified herein, and, unless otherwise directed, will be voted FOR the election of all nominees and FOR Item 2.

     Please date, sign exactly as printed below and return promptly in the enclosed postage-paid envelope.

Dated: ___________________________________________, 2002.

(When signing as attorney, executor, administrator, trustee, guardian, etc., give title as such. If a joint account, each joint owner should sign personally.)